MNP LLP

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated May 31, 2013, with respect to the balance sheets of Asgaard Media, as at December 31, 2012 and 2011 and the related statements of operations and comprehensive loss, cash flows and stockholders' equity (deficit) for the years then ended and for the period cumulative from January 8, 2008 (inception) to December 31, 2012, included in the filing of the registration Statement Form S-1/A, dated June 28, 2013.

In addition, we consent to the reference to our firm under the caption "Experts" in the Registration Statement.

Vancouver, Canada
June 28, 2013

MNP LLP
Chartered Accountants